EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Amedisys, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-47763, 333-88960, 333-97625 and 333-111062) on Forms S-3 and the registration statements (Nos. 333-60535, 333-51704 and 333-53786) on Forms S-8 of Amedisys, Inc. of our report dated March 8, 2004, with respect to the consolidated balance sheets of Amedisys, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Amedisys, Inc.

Our report refers to our audit of the transitional disclosures for 2001 required by Statement of Financial Accounting Standards
No. 142 “Goodwill and Other Intangible Assets”, which was adopted by Amedisys, Inc. on January 1, 2002 to revise the 2001 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Baton Rouge, Louisiana March 25, 2004